Exhibit 99.1

Digital Recorders, Inc. Updates Plans to Introduce New Transit Security Products and Services; Unveiling Will Take Place in September 2005 at APTA Expo in Dallas

    DALLAS--(BUSINESS WIRE)--July 26, 2005--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a market leader in transportation, law enforcement, and security digital communications systems, announced today it plans to introduce new transit security products and services during the American Public Transportation Association International Public Transportation Expo (APTA Expo 2005) slated Sept. 26-28, 2005, at the Dallas Convention Center in Dallas.
    "The rollout plans fall in line with management's strategy of delivering transit products with additional security features and increasing security-related functionality in the Company's traditional Intelligent Transportation Systems (ITS) market through specially designed products, services, and strategic alliances," David L.
Turney, the Company's Chairman, Chief Executive Officer, and president, said.
    Mr. Turney said many of DRI's core products and services have, for a long time, included security-related elements. "These existing products and services have provided transit authorities with the ability to not only gather and deliver better, timelier information, but also to enhance passenger security. For example, a very basic element of security is real-time vehicle location and monitoring -- a capability of the Digital Recorders(R) DR600 product and its predecessor. Additionally, TwinVision(R) electronic destination sign systems are capable of displaying covert emergency messages. We are adding new security-related features to our existing ITS products and services, including those associated with the recently announced security integration agreement. We also are developing other new security products, services, and functionality. APTA Expo 2005 will provide an opportunity for us to showcase our capabilities in the security market, as well as in the core ITS market."
    Mr. Turney cited an article in Barron's July 4, 2005, edition to underscore the importance of management's decision to create additional transit security-related products and services. "In
'Guarding America: The Profits of Patriotism,' reporter Jay Palmer said, 'the homeland defense sector remains a hedge against disaster.'
Mr. Palmer went on to say that, 'four years ago, when the market opened after the 9/11 attacks, the homeland defense stocks were among the few to move higher and that if -- or rather, when -- the next terrorist attack occurs, financial history may well repeat itself.' As mentioned in the article, I, too, believe there is terrific long-term growth potential here. That being said, however, the new transit security-related products and services should not materially impact the Company's 2005 results, but are expected to contribute to 2006 results."

    About APTA Expo 2005

    APTA Expo 2005 is slated to take place Sept. 26-28, 2005, at the Dallas Convention Center in Dallas. DRI's exhibit booth number is 3515. For more information about this transit industry event, refer to www.apta.com/expo2005.

    About the Company

    Digital Recorders, Inc. is a market leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/ automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues; future product and service offerings; the ability to include additional security features to existing products and services; the potential benefits such security features may have for our customers; the potential positive effect such product and service offering may have on future revenues; statements made by Jay Palmer and quoted in this press release regarding homeland defense, future terrorist activities, and the potential effect such activities may have on the performance of the equity securities of companies in the homeland defense sector, and the future growth potential of such companies; the expected contribution of sales of new and modified security related products to our profitability; strategic alliances; as well as any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind future revenue timing or amounts may not prove accurate over time; risks that future product and service offerings may not be accepted by our customers; risks that we may be unable to create meaningful security product features in either new or existing products; risks that statements made by Jay Palmer and quoted in this press release may not accurately predict future events or outcomes, including the risk that certain predicted events may not occur or if they do occur will not have the anticipated result on the homeland defense sector; as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com